Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts
Stephen P. Hall, Chief Financial Officer
TriPath Imaging
336-290-8721
TriPath Imaging Announces Third Quarter 2005 Results
Company Reports Earnings Per Share of $0.05 For Third Quarter
and $0.11 For First Nine Months of 2005
SurePath Liquid Based Pap Tests Estimated to be 21% of Domestic Pap Market
Tests sold to Large Commercial Laboratories in the Third Quarter increased 34%
Sequentially and 149% Year over Year
BURLINGTON, N.C., November 10, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported third quarter revenues of $21.5 million, a 19% increase from the third quarter of 2004; gross profit of $15.2 million, a 21% increase from the third quarter of 2004; net income of $1.8 million, or $0.05 per share, a $0.8 million improvement from the third quarter of 2004; and positive cash flow for the fifth consecutive quarter. The Company also reported results for the nine months ended September 30, 2005 with revenues of $62.1 million, a 24% increase from the comparable nine months in 2004, gross profit of $43.5 million, a 25% increase from the comparable nine months in 2004, and net income of $4.2 million, or $0.11 per share, a $3.9 million improvement from the comparable nine months in 2004. The Company estimates that the SurePath liquid based Pap test’s market share of all Pap tests performed in the U.S. increased to 21% in the third quarter of 2005 from 18% in the second quarter of 2005 and from 14% in the third quarter of 2004.
“We achieved a very significant sales milestone in the third quarter of 2005 as the estimated U.S. market share for the SurePath liquid based Pap test was approximately 21%, exceeding our initial goal for year-end 2005,” said Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging. “SurePath tests sold in the U.S. during the third quarter of 2005 increased over 45% from the third quarter of 2004. World-wide sales of our higher margin reagents and disposables increased over 31% from the third quarter of 2004 and drove the operating income generated by our Commercial Operations (cytology) segment to $5.5 million in the third quarter of 2005, a 25% increase from the third quarter of 2004, and, overall, an 82% improvement in net income from the third quarter of 2004.”
Three Months Results
Total revenues for the third quarter of 2005 increased 19% to $21.5 million, from $18.0 million in the third quarter of 2004. In the third quarter of 2005, worldwide sales of reagents and disposables

Exhibit 99.1
increased 31% from the third quarter of 2004, accounting for 83% of total revenues in the third quarter of 2005 as compared to 75% of total revenues in the third quarter of 2004. Instrument sales represented 6% of sales in the third quarter of 2005 compared to 11% in the third quarter of 2004.
Gross profit for the third quarter of 2005 increased 21% to $15.2 million, or nearly 71% of sales, from $12.5 million, or 69% of sales, in the third quarter of 2004. Net income improved significantly in the third quarter of 2005 to $1.8 million or $0.05 per share. This compares with net income of $1.0 million, or $0.02 per diluted share, in the third quarter of 2004.
Cash and cash equivalents at September 30, 2005 were $21.1 million. The Company generated $157,000 in positive cash flow in the third quarter of 2005.
“Revenues generated from the sale of reagents and disposables grew 37% in the U.S.”, Dr. Sohmer continued. “U.S. SurePath sales were again primarily driven by increased penetration among large commercial laboratories. SurePath tests sold to large commercial laboratories increased 149% from the third quarter of 2004 and nearly 34% from the second quarter of 2005.
Dr. Sohmer continued, “That being said, total revenues grew 19% in the third quarter of 2005 from the third quarter of 2004, as compared to growth of nearly 26% in the first half of 2005 from the first half of 2004. Our continued strong growth in revenues generated from sales of our SurePath reagents and disposables from the large commercial laboratories in the third quarter was partially offset by decelerated growth from our more fully penetrated traditional customer base and lower than expected instrument sales. SurePath tests sold to our traditional customer base in the third quarter of 2005 increased by slightly more than 7% from the third quarter of 2004. We observed a similar pattern of decelerated growth from our traditional customer base in 2004, although we believe that this pattern was exaggerated in the third quarter of 2005 due to the impact of hurricanes in the Gulf Coast and the southeastern U.S. Instrument sales, which have historically accounted for approximately 10% of total revenues, declined and accounted for slightly over 6% of total revenues generated in the third quarter of 2005. This relative decline as a percentage of total revenues resulted from continued strong growth in sales of reagents and disposables as a percentage of total revenues, a decline in instrument sales primarily outside the United States, and a slower than expected ramp in sales derived from our interactive histology imaging system. Also, our instrument sales have historically reflected significant variability due to the fact that the sale of capital equipment is a one time event that is not associated with a recurring revenue stream, the expense associated with the purchase of capital equipment, and the attendant length of the selling cycle. The slower than expected ramp up in revenues derived from our interactive histology imaging system primarily reflects the timing related to the appropriate FDA clearances for applications that define the clinical utility of the product. We expect that this ramp up will accelerate now that the appropriate FDA clearances are in place.”
Nine Month Results
Reported revenues for the nine months ended September 30, 2005 increased 24% to $62.1 million from $50.3 million for the nine months ended September 30, 2004. Worldwide sales of reagents and disposables increased 30% for the first nine months of 2005 from the first nine months of 2004. As a percent of total revenues, worldwide reagent and disposable sales for the first nine months of the year increased to 80% in 2005 from 76% in 2004. Gross profit for the first nine months of 2005 increased 25% to $43.5 million, or 70% of sales, from $34.8 million, or 69% of sales for the first nine months of 2004. The Company reported net income of $4.2 million, or $0.11 per share, in the first nine months of 2005 compared to a net income of $297,000, or $0.01 per share, for the same period in 2004.

Exhibit 99.1
In regard to the Company’s molecular diagnostic and imaging development programs, Dr. Sohmer commented, “we remain on track for all of our targeted development goals, including the initiation of clinical trials of our breast staging and cervical screening molecular reagents later this year. We achieved a number of significant milestones in the quarter, not the least of which was the acquisition of our first customers for our ProEx C analyte specific reagent as well as the first public presentations of the results of external and new in-house research studies that incorporated our molecular markers. We continue to believe that these developing molecular diagnostic and imaging products will drive our business well into the future.”
Outlook and Guidance
Dr. Sohmer concluded, “Given the decelerated growth from our more fully penetrated traditional customer base and the lower-than-expected instrument sales that we experienced in the third quarter, we have adjusted our revenue guidance for the full year 2005. We expect revenues for 2005 to range from $85 million to $88 million, with full year earnings per share (EPS) to range from $0.15 to $0.17. We expect a strong finish to the year, with fourth quarter 2005 revenues increasing at least 25% compared to the fourth quarter of 2004, exceeding the rate of year-over-year growth reported in the first nine months of 2005.”
The Company has previously announced its preliminary guidance for 2006. It expects revenue growth in 2006 of approximately 20% from its updated guidance range for the full year 2005. Given planned investments related to the ongoing development of its molecular oncology product pipeline and other clinical trial and marketing related activities, the Company expects that full year EPS in 2006 will be comparable to its currently estimated range for 2005. These earnings estimates for 2006 exclude the impact of expensing stock-based compensation under FAS 123(R), which the Company will adopt beginning January 1, 2006.
Conference Call Details
TriPath Imaging’s management will host a conference call today at 9:00 a.m. ET to discuss the Company’s full third quarter financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until November 18, 2005. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 1926229. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.
Analyst Day Details
Starting at 12:00pm ET today, the Company will host an Analyst Day conference in New York City. Management will review the results of research studies employing the Company’s ProEx C molecular markers that will have been presented in conjunction with the October meeting of the European Congress of Cytology in Paris and the early November meeting of the American Society of Cytopathology in San Diego. This review will include the results of studies performed by investigators from three major academic centers as well as the results of new in-house research studies. The Company will also review the potential clinical and commercial value of its developing pipeline in the area of molecular diagnostic products and imaging systems, as well as business highlights and future expectations.

Exhibit 99.1
A live web cast and replay of TriPath Imaging’s Analyst Day conference will be available online at http://www.videonewswire.com/event.asp?id=31318.
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops and manages the market introduction of molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.
Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to our forecasted full year 2005 and 2006 results; our anticipated trend in composition of sales; our expected ramp up in revenues from our interactive histology imaging system; our mission to create solutions that redefine the early detection and clinical management of cancer; our future profitability and our future growth opportunities and development efforts. Important factors that may affect such forward-looking statements specifically and TriPath Imaging’s operating results generally include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates, may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects, and may not achieve revenues to the degree expected from its relationship with Ventana and the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanded sales and marketing presence may not have the expected impact; expenses may exceed expectations and TriPath Imaging may not maintain profitability; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; the impact of our adoption of FAS 123(R) beginning on January 1, 2006 may have a greater than anticipated impact on our results of operations; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; TriPath Imaging may be unable to successfully develop and commercialize new products and services when anticipated, if at all; TriPath Imaging’s products may not achieve or maintain market acceptance to the degree anticipated; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all, and the failure to achieve such approvals may materially impact our results of operations; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2004.
—financial tables follow—

Exhibit 99.1
TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$21,525	$18,028	$62,105	$50,259
Cost of revenues	6,349	5,529	18,642	15,442

Gross profit	15,176	12,499	43,463	34,817

Operating expenses:
Research and development	2,890	3,077	9,253	8,236
Regulatory	834	730	2,422	3,117
Sales and marketing	6,457	4,465	17,189	13,699
General and administrative	3,222	3,307	10,638	9,678

	13,403	11,579	39,502	34,730

Operating income	1,773	920	3,961	87
Interest income	154	62	411	223
Interest expense	—	(4)	(5)	(13)

Income before taxes	1,927	978	4,367	297
Income taxes	148	—	148	—
Net income	$1,779	$978	$4,219	$297

Earnings per common share
Basic	$0.05	$0.03	$0.11	$0.01
Diluted	$0.05	$0.02	$0.11	$0.01

Weighted average shares
Basic	38,236	38,047	38,184	37,982
Diluted	39,393	39,220	39,321	39,317

Exhibit 99.1
TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2005	2004
	(Unaudited)

Current assets:
Cash and cash equivalents	$21,137	$18,949
Accounts and notes receivable, net	16,295	13,643
Inventory, net	12,900	10,723
Other current assets	2,097	1,582

Total current assets	52,429	44,897

Customer use assets, net	7,656	7,688
Property and equipment, net	4,247	3,290
Other assets	3,809	3,777
Intangible assets	7,251	7,882

Total assets	$75,392	$67,534

Current liabilities:
Accounts payable	$5,195	$3,668
Accrued expenses	5,000	3,750
Deferred revenue and customer deposits	1,630	1,551
Current portion of debt	—	19

Total current liabilities	11,825	8,988

Stockholders’ equity:
Common stock	383	381
Additional paid-in capital	291,378	290,114
Treasury stock	(81)	—
Deferred compensation	(3)	(11)
Accumulated deficit	(228,196)	(232,415)
Accumulated other comprehensive income	86	477

Total stockholders’ equity	63,567	58,546

Total liabilities and stockholders’ equity	$75,392	$67,534